Exhibit 10.2
Fredrick R. Wicker, Jr.
Senior Director International Operations
336-741-7561
336-728-4675 Fax
wickerf@rjrt.com
Via UPS Overnight
December 19, 2006
Mr. Charl Steyn
Director
B.A.T. (U.K. & Export) Limited
Globe House, 1 Water Street
London, United Kingdom, WC2R3LA

Re:	Contract Manufacturing Agreement dated July 30, 2004, by and between R.J. Reynolds Tobacco Company and B.A.T. (U.K. & Export) Limited (the “Agreement”)
Dear Mr. Steyn:
            We are writing to confirm the amendment to the Agreement dated July 30, 2004 entered into by and between R.J. Reynolds Tobacco Company, a North Carolina corporation (“RJRTC”) and B.A.T. (U.K. & Export) Limited, a corporation formed under the laws of England and Wales (hereinafter, “BATUKE”). We have agreed to amend the Agreement as follows:
            In section 2.9, the final sentence is deleted in its entirety and the following is substituted therefor: “Any and all forecasts are supplied by BATUKE for purposes of general planning of capacities, inventories, etc.”
            We have further agreed to the following changes in the Appendix to Schedule A of the Agreement, titled “International Order Policies and Customer Responsibilities”:
1)	The first two paragraphs under Order Lead-time / Special Charges are deleted in their entirety and will be replaced with the following:
■	Cigarette orders will be placed within the agreed lead-times as provided in the Agreement.
-	If accepted by RJRTC, cigarette orders placed inside of these agreed lead-times or increased within the lead-time may be charged a “Rush Order Charge” of $1,500.
■	Tobacco orders will be placed with the standard agreed lead-time of 4 weeks.

B.A.T. (U.K. & EXPORT) LIMITED
June 23, 2006

-	Tobacco orders placed inside of 4 weeks may be subject to a “Rush Order Charge” to be determined on an order by order basis.
2)	The fourth paragraph under the first bullet point under Order Cancellation /Changes is deleted in its entirety beginning with “Cancelled 3 or less weeks...[if not stored].”
3)	The first paragraph under Complexity Charges — Secondary is deleted in its entirety and the following is substituted therefor:
Complexity Charges — Secondary

■	Cigarette orders of less than 2.5 million sticks [250 – 10M cases] may be subject to a “small order surcharge” of $2,500 for each product ordered. This charge may be avoided if an order is consolidated to 2.5 million or more and stored by RJRTC. See Storage Charges section.
4)	The two (2) paragraphs under Cigarette Storage Charges are deleted in their entirety and are replaced with the following:
■	Cold Storage — the Customer has the option to use CS for small volume products to avoid the small order charges or to handle unexpected order cancellations. All products being stored in CS may be subject to a $0.45 per case “transfer fee” and a $0.25 per thousand stick, per month, Cold Storage charge.
-	All product produced to CS will be dated the month of production and the case stamped with the CS exit date code the month of shipment.

-	Maximum CS duration is 12 months.
     If the foregoing completely and accurately sets forth our agreement, so indicate by signing in the place provided below.

Very truly yours,

R. J. REYNOLDS TOBACCO COMPANY

By:	/s/ Dan Synder

Printed Name:	Dan Synder
Title:	Exec. V.P. Operations
Date:	1/2/07

B.A.T. (U.K. & EXPORT) LIMITED
June 23, 2006

ACCEPTED AND AGREED TO:

B.A.T. (U.K. & EXPORT) LIMITED

By:	/s/ Charl Steyn

Printed Name:	Charl Steyn
Title:	Director
Date:	20 December 2006